Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of IVAX Corporation, IVAX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IVAX Corporation included in IVAX Corporation’s Annual Report on Form 10-K and incorporated by reference in the Registration Statement (Form F-4 No. 333-000000) of Teva Pharmaceutical Industries Limited for the registration of 8,000,000 of its ordinary shares.

/s/    Ernst & Young LLP

Certified Public Accountants

Miami, Florida

December 14, 2005